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                                                                   EXHIBIT 10.34

                             EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is made effective as of August 1, 1997, by and between Group Maintenance America Corp., a Texas corporation (the "Company"), and Alfred R. Roach, Jr., an individual with an address of 1532 Dunwoody Village parkway, Suite 212, Dunwoody, Georgia 30338 (the "Employee").

     1. Employment. The Company hereby agrees to employ the Employee and the Employee hereby agrees to work for the Company upon the terms and conditions set forth herein.

     2. Term of Employment. This Agreement shall continue in effect for an initial term of three (3) years from the date of this Agreement, unless terminated in accordance with Section 7, and shall be extended from year to year thereafter, unless terminated effective as of the end of the initial term or any one-year extension thereafter by written notice from the Company to Employee, or by written notice of Employee to the Company, delivered not less than ninety
(90) days prior to the end of the initial term, or the anniversary of such one-year extension, as applicable.

     3.   Scope of Duties; Representations and Warranties.

          (a) The Employee shall be initially employed by the Company as an Executive Vice President. At all times, the Employee shall serve under the direction of the Board of Directors of the Company and shall perform the functions set forth on Exhibit A and such other services as the Board of Directors shall deem appropriate, consistent with the duties of Employee stated herein.

          (b) So long as he is employed by the Company, the Employee shall devote his skill, energy and best efforts to the faithful discharge of his duties as an employee of the Company. The Employee agrees that in the provision of all services to the Company, he will comply with and follow all directives, policies, standards and regulations from time to time established by the Board of Directors of the Company, provided such directives, policies, standards and regulations are lawful and reasonably attainable given the resources available to Employee.

          (c) The Employee while employed hereunder will not be required to relocate from [Columbus, Ohio] [Atlanta, Georgia] unless the Board of Directors of the Company determines that the Employee's continued residence in such location would be detrimental to the best interests of the Company.

          (d) The Employee represents and warrants that he is under no contractual or other restrictions or obligations which will significantly limit his activities on behalf of the Company or which will prohibit or limit the disclosure or use of by the Employee of any information which directly or indirectly relates to the nature of the Company or the services to be rendered by the Employee under this Agreement.
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          (e) To the extent they relate to, or result from, directly or indirectly, the actual or anticipated operations of the Company, the Employee hereby agrees that all patents, trademarks, copyrights, trade secrets, and other intellectual property rights, all inventions, whether or not patentable and any product, drawing, design, recording, writing, literary work or other author's work, in any other tangible form developed in whole or in part by Employee during the term of this Agreement, or otherwise developed, purchased or acquired by Employer, shall be the exclusive property of the Employer ("Intellectual Property"), and unless otherwise agreed by Employer, all right, title and interest therein shall remain in Employer.

          (f) The Employee will hold all Intellectual Property and Confidential Information (defined below) in trust for the Company and will deliver all Intellectual Property and Confidential Information in his possession or control to the Company upon request and, in any event, at the end of his employment with the Company. The employee will promptly disclose to the Company all Confidential Information, as well as any business opportunity which comes to his attention during the term of his employment with the Company. The Employee will not take advantage of or divert any business opportunity for the benefit of himself or any other party without the prior written consent of the Company.

          (g) The Employee shall assign and does hereby assign to the Company all property rights that he may now or hereafter have in the Intellectual Property and Confidential Information. The Employee shall take such action, including, but not limited to, the execution, acknowledgment, delivery and assistance in preparation of documents, and the giving of testimony, as may be requested by the Company to evidence, transfer, vest or confirm the Company's right, title and interest in the Intellectual Property.

          (h) The Employee will not contest the validity of any invention, any copyright, any trademark or any mask work registration owned by or vesting in the Company under this Agreement.

          (i) The terms and conditions of Sections 3(d), (e), (f), and (g) will survive the termination of this Agreement for any reason whatsoever.

     4.   Compensation.

          (a) During the first year, the Company shall pay the Employee a base salary, payable semi-monthly, in equal installments at a rate equal to $150,000 per year. In each subsequent year of this Agreement, the Company shall pay to the Employee a salary equal to the greater of (i) his salary for the immediately preceding year or (ii) if determined otherwise by the Board of Directors a salary determined by the Board of Directors following its annual salary and performance review.

          (b) Commencing with calendar year 1998, Employee shall receive an annual cash performance bonus for each calendar year during the term of this Agreement to be determined according to the following procedure. The Board of Directors of the Company, or the Compensation Committee of the Board of Directors, if so authorized, shall establish specific annual performance goals for the Company and for Employee with respect to each calendar year during the term of the Agreement (commencing January 1, 1998).

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Such goals shall be communicated to Employee not later than the end of the first quarter of the applicable calendar year. At the end of each calendar year during the term of this Agreement, or within a reasonable time thereafter, the Board of Directors of the Company, or the Compensation Committee of the Board of Directors, if so authorized, shall review the actual performance of the Company and Employee, giving due consideration to markets and other developments outside of the control or influence of Employee and the Company, and based upon the extent to which the applicable annual performance goals have been achieved, shall determine in its sole and absolute discretion, the amount of performance bonus payable to Employee with respect to such year. The Board of Directors may also declare bonuses for fiscal year 1997, in its discretion, and Employee will participate in accordance with his level of participation.

          (c) All payments of salary and other compensation to the Employee shall be made after deduction of any taxes which are required to be withheld with respect thereto under applicable federal and state laws.

     5.   Senior Management Stock Options

          (a) Commencing with the Company's initial public offering of Common Stock and for each partial or full calendar year thereafter during the term hereof, provided Employee is then serving as an employee of the Company, the Company shall grant to Employee options (together with the Initial Senior Management Options, collectively referred to as the "Senior Management Options") to purchase such number of additional shares as the Board of Directors of the Company may determine, on such terms and conditions as shall be established at such time. Such grants of Senior Management Options shall be in a number and form commensurate with other employees of the Company in the same or similar position as Employee.

          (b) From time to time the Company agrees to register under the Securities Act of 1933 and all applicable state securities laws and regulations the shares of common stock issuable upon the exercise of the foregoing Senior Management Options in the same manner as shares issuable under any other stock options or stock purchase plans of the Company. Further, the Company agrees to grant to the Employee "demand" or "piggyback" registration rights with respect to all such Senior Management Option shares (to the extent same have not been registered), and all other shares of common stock owned directly or indirectly by the Employee or Employee's immediate family, equivalent to the "demand" or "piggyback" registration rights granted under that certain Registration Rights Agreement dated October 24, 1996, by and among the Company, Gordon Cain and other holders of common stock of the Company.

     6.   Fringe Benefits; Expenses.

          (a) So long as the Employee is employed by the Company, the Employee shall participate in all employee benefit plans sponsored by the Company for its executive employees, including but not limited to vacation policy, sick leave and disability leave, health insurance, dental insurance and pension and/or profit sharing plans; provided, however, that except as provided below, the nature, amount

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and limitations of such plans shall be determined from time to time by the Board of Directors of the Company.

          (b) The Company will reimburse the Employee for all reasonable business expenses incurred by the Employee in the scope of his employment.

          (c) Employees shall be entitled to participate in any other stock bonus, stock purchase or stock option plan instituted by the Company for its managers or employees generally in the same manner as any other senior executive officer of the Company, with proper regard and weight given in the issuance of shares or the grant of options for the Employee's position (and without consideration of the above Senior Management Options or any shares of the Company otherwise owned by Employee directly or indirectly).

          (d) The Company shall make reasonable efforts to provide life insurance payable to Employee's designated beneficiary in an amount at least three times Employee's annual base salary.

          (e) The Company shall make a reasonable effort to maintain disability insurance on behalf of Employee which, as a goal, shall provide for salary continuation in the event of permanent disability in an amount not less than 60% of the Employee's regular base salary.

          (f) The Employee shall be entitled to a minimum of three weeks paid vacation, increasing to four weeks at June 1, 2000.

          (g) The Company will pay all license fees, occupation taxes and reasonable educational costs and expenses necessary to maintain Employee's good standing under any professional licenses.

     7.   Termination.

          (a) Employee agrees that this Agreement may be terminated by the Company with or without "Cause" at any time, subject to the terms of this
Section 7. Such termination shall be effective upon delivery of written notice to Employee of the Company's election to terminate this Agreement under this
Section 7. "Cause" when used in connection with the termination of employment with the Company, shall mean the termination of the Employee's employment by the Company, after review and approval by the Board of Directors of the Company, by reason of (i) the conviction of the Employee of a crime involving moral turpitude by a court of competent jurisdiction as to which no further appeal can be taken; (ii) the proven commission by the Employee of an act of fraud upon the Company; (iii) the willful and proven misappropriation of any funds or property of the Company by the Employee; (iv) the willful, continued and unreasonable failure by the Employee to perform material duties assigned to him and agreed to by him after reasonable notice and opportunity to cure such performance; (v) the knowing engagement by the Employee in any direct, material conflict of interest with the Company without compliance with the Company's conflict of interest policy, if any, then in effect; (vi) the knowing engagement by the Employee, without the written approval of the Board of Directors of the Company, in any activity which competes with the business of the Company or which would result in a material injury to the Company; or (vi) the knowing engagement in any

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activity which would constitute a material violation of the provisions of the
Company's Insider Trading Policy or Business Ethics Policy, if any, then in effect.

     If the Employee's employment terminates, unless the Company terminates the Employee's employment under this Agreement for Cause or the Employee resigns (unless such termination or resignation is in conjunction with a refusal by Employee to relocate pursuant to Section 3(c)), the Company shall, subject to the terms of Section 7(c) below, and only if and as long as Employee is not in breach of his obligations under this Agreement, pay to the Employee an amount equal to twelve (12) months compensation at his then current salary, payable semimonthly, and shall continue to provide benefits in the kind and amounts provided up to the date of termination for said twelve (12) month period including, without limitation, continuation of any Company-paid benefits as described in Section 6 for the Employee and his family; provided, however, that in the event that Gordon A. Cain elects to cease payments of outstanding installments in compliance with the Subscription Agreement dated October 24, 1996 with the Company, and the Company elects to terminate Employee under this
Section 7, or Employee resigns within 60 days of such termination (each a "Cain Termination Event"), then if Employee is not in breach of his obligations under this Agreement, the Company shall pay to the Employee, in lieu of the severance payments described above, three (3) months compensation under this Agreement, payable semi-monthly, and the Company shall continue to provide benefits in the kind and amount provided up to the date of termination for said three (3) month period. Notwithstanding anything in this Agreement to the contrary, in the event the Employee's employment terminates (for any reason other than as a result of a Cain Termination Event) within twelve months after (A) a sale of all or substantially all of the assets of the Company or (B) a merger, tender offer, consolidation, liquidation or reorganization resulting in a change of control of the Company in which the shareholders of the Company immediately prior to such event own less than 51% of the Company immediately following such event, the Company shall pay to the Employee an amount equal to thirty six (36) months compensation at Employee's then current annual salary, payable semimonthly, and shall continue to provide benefits in the kind and amounts provided up to the date of termination for such thirty six (36) month period; provided, however, that if such payments would trigger an excise tax under Section 280G of the Internal Revenue Code of 1986, as amended, such payments shall be cut back to the extent necessary to avoid such excise tax.

     In the event that this Agreement is terminated by Company without Cause, Employee agrees to accept, in full settlement of any and all claims, losses, damages and other demands which Employee may have arising out of such termination as liquidated damages and not as a penalty, the applicable amount which is set out above. Employee hereby waives any and all rights he may have to bring any cause of action or proceeding contesting any termination without Cause, provided, however, that such waiver shall not be deemed to affect Employee's rights to enforce any other obligations of the Company. Under no circumstances shall Employee be entitled to any compensation or confirmation of any benefits under this Agreement for any period of time following his date of termination if his termination is for Cause.

          (b) If at any time during the term of this Agreement, Employee is unable due to physical or mental disability, to perform effectively his duties hereunder, the Company shall continue payment of compensation as provided in
Section 4 during the first twelve (12) month period of such disability to the extent not covered by the Company's disability insurance policies. Upon the expiration of such twelve (12)

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month period, the Company, at its sole option, may continue payment of
Employee's salary for such additional periods as the Company elects, or may terminate this Agreement without any further obligations hereunder. If Employee should die during the term of this Agreement, Employee's employment and the Company's obligations hereunder shall terminate as of the end of the month in which Employee's death occurs and there will be no salary and benefit continuation period pursuant to Section 7(a).

          (c) So long as Employee receives a severance as provided in Section 7(a) or (b) above, Employee agrees that he will sign any lock-up letters, standstill agreements, or other similar documentation required by an underwriter in connection with a public offering of securities by the Company or take other actions reasonably related thereto as requested by the Board of Directors of the Company so long as the other senior officers of the Company are required to sign such lock-up letters, standstill agreements or other similar documentation. Failure to take any such action shall cause Employee to forfeit any further rights to the salary continuation payments in Section 7(a) or (b). In addition, Employee agrees that in such event the Company can seek and obtain specific performance of such covenant, including any injunction requiring execution thereof, and the Employee hereby appoints the then current president of the Company to sign any such documents on his behalf so long as such documents are prepared on the same basis as other shareholders generally or as all management shareholders.

     8.   Covenant Not to Compete.

          (a) During the term of this Agreement, Employee will not compete with the Company or its affiliates, directly or indirectly, either for himself or as a member of a partnership or as a stockholder (except as a stockholder of less than one percent (1%) of the issued and outstanding stock of a publicly-held company whose gross assets exceed one hundred million dollars), investor, owner, officer or director of a company or other entity, or as an employee, agent, associate or consultant of any person, partnership, corporation or other entity, in any business in competition with that carried on by the Company or any of its affiliates.

          (b) Employee further agrees that, for a period of six (6) months from and after the date of termination of Employee's employment under this Agreement, regardless of the reason for such termination, he will neither represent the Company nor engage in or carry on, directly or indirectly, either for himself or as a member of a partnership or as a stockholder (other than as a stockholder of less than one percent (1%) of the issued and outstanding stock of a publicly-held company whose gross assets exceed one hundred million dollars), investor, owner, officer or director of a company or other entity, or as an employee, agent, associate or consultant of any person, partnership, corporation or other entity, any business in any State of the United States or in any other part of the world which directly competes with any services or products produced, sold, conducted, developed, or in the process of development by the Company or its affiliates on the date of termination of Employee's employment. Notwithstanding the foregoing, nothing herein shall prevent Employee from working in the indoor air quality, heating, ventilation and air conditioning or plumbing maintenance services industry, provided that such activities are in areas not in direct competition with any services or products produced, sold, conducted, developed, or in the process of development by the Company or its affiliates on the date of termination of Employee's employment.

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          (c) Employee agrees that the limitations set forth herein on his rights to compete with the Company and its affiliates are reasonable and necessary for the protection of the Company and its affiliates. In this regard, Employee specifically agrees that the limitations as to period of time and geographic area, as well as other restrictions on his activities specified herein, are reasonable and necessary for the protection of the Company and its affiliates. In particular, Employee acknowledged that the parties anticipate that the Employee will be actively seeking markets for the Company's products throughout the United States during his employment with the Company.

          (d) Employee agrees that the remedy at law for any breach by him of this Section 8 will be inadequate and that the Company shall also be entitled to injunctive relief.

     9. Confidential Information and Results of Services. Employee agrees that during the term of this Agreement, and for five (5) years after his termination of employment, he will not make use of or disclose, without the prior consent of the Company, Confidential Information (as hereinafter defined) relating to the Company, or any of its affiliates, and further agrees, that he will return to the Company all written materials in his possession embodying such Confidential Information. For purposes of this Agreement, "Confidential Information" includes information conveyed or assigned to the Company by Employee or conceived, compiled, created, developed, discovered or obtained by Employee from and during his employment relationship with the Company, whether solely by the Employee or jointly with others, which concerns the affairs of the Company or its affiliates and which the Company could reasonably be expected to desire be held in confidence, or the disclosure of which would likely be embarrassing, detrimental or disadvantageous to the Company or its affiliates and without limiting the generality of the foregoing includes information relating to inventions, and the trade secrets, technologies, algorithms, products, services, finances, business plans, marketing plans, legal affairs, supplier lists, client lists, potential clients, business prospects, business opportunities, personnel assignments, contracts and assets of the Company and information made available to the Company by other parties under a confidential relationship. Confidential Information, however, shall not include information
(a) which is, at the time in question, in the public domain through no wrongful act of Employee, (b) which is later disclosed to Employee by one not under obligations of confidentiality to the Company or Employee, (c) which is required by court or governmental order, law or regulation to be disclosed, or (d) which the Company has expressly given Employee the right to disclose pursuant to written agreement. Employee agrees that the remedy at law for any breach by him of this Section 9 will be inadequate and that the Company shall also be entitled to injunctive relief.

     10. Notice. All notices, requests, demands and other communications required by or permitted under this Agreement shall be in writing and shall be sufficiently delivered if delivered by hand, by courier service, or sent by registered or certified mail, postage prepaid, to the parties at their respective addresses listed below:

          (a) If to the Employee, to the address set out in the beginning of this Agreement;

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          (b)  If to the Company:

               Group Maintenance America Corp.
               1800 West Loop South, Suite 1375
               Houston, Texas 77027

          Either party may change such party's address by such notice to the other parties.

     11. Assignment. This Agreement is personal to the Employee, and he shall not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Company. Neither the employee nor his spouse will have the right to commute, encumber, or otherwise dispose of any payments under this Agreement. The Company shall have the right to assign this Agreement to a successor in interest in connection with a merger, sale of substantially all assets, or the like; provided however, that an assignment of this Agreement to an entity with operations, products or services outside of the industries in which the Company is then active shall not be deemed to expand the scope of Employee's covenant not to compete with such operations, products or services without Employee's written consent.

     12. Survival. The provisions of this Agreement shall survive the termination of the Employee's employment hereunder in accordance with their terms.

     13. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Texas.

     14. Binding Upon Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

     15. Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Employee with respect to the terms of employment of the Employee by the Company and supersedes all prior agreements and understanding, whether written or oral, between them concerning such terms of employment.

     16.  Waiver and Amendments; Cumulative Rights and Remedies.

          (a) This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by either party of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.

          (b) No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right

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or remedy. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise.

          (c) The Employee's obligations to the Company and the Company's rights and remedies hereunder are in addition to all other obligations of the Employee and rights and remedies of the Company created pursuant to any other agreement.

     17. Construction. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

     18. Severability. In the event that any provision or provisions of this Agreement is held to be invalid, illegal or unenforceable by any court of law or otherwise, the remaining provisions of this Agreement shall nevertheless continue to be valid, legal and enforceable as though the invalid or unenforceable parts had not been included therein. In addition, in such event the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible with respect to those provisions which were held to be invalid, illegal or unenforceable.

     IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement under seal on the date first above written.


                                    GROUP MAINTENANCE AMERICA CORP.,
                                    a Texas corporation


                                    By: ___________________________________
                                        J. Patrick Millinor, Jr., President


                                    EMPLOYEE:


                                    _______________________________________
                                    Alfred R. Roach, Jr.

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